Exhibit 99.1

Koppers Holdings Inc.
436 Seventh Avenue Pittsburgh, PA 15219-1800
Tel 412-227-2001
www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Brian H. McCurrie, Vice President and Chief Financial Officer
412-227-2153
McCurrieBH@koppers.com

Koppers Holdings Inc. Reports Second Quarter 2006 Results

-Company Reaffirms Profit Guidance for the Year, Plans to File Shelf Registration-

PITTSBURGH, August 4, 2006 – Koppers Holdings Inc. (NYSE: KOP) today announced results for its fiscal 2006 second quarter.

The Company’s sales for the second quarter ended June 30, 2006 increased 12 percent, or $31.6 million, to $297.9 million, as compared to $266.3 million for the prior year quarter. The increase in sales was largely a result of higher sales in the Carbon Materials & Chemicals segment, which increased 17 percent, or $27.3 million. The increase in this segment was due primarily to $14.9 million of sales from the acquisition of certain assets of Reilly Industries, Inc., increased pricing for most product lines, and strong product demand.

Net income for the quarter ended June 30, 2006 increased 19 percent to $5.0 million, as compared to $4.2 million in the prior year quarter. Net income for the second quarter of 2006 included pre-tax charges totaling $2.1 million, of which $1.5 million was related to the sale of the Company’s specialty trackwork facility in Alorton, Illinois. Adjusted net income, after excluding such charges, was $6.3 million for the quarter ended June 30, 2006 as compared to adjusted net income of $5.3 million in the same period of 2005. A reconciliation of adjusted net income to net income is attached to this press release.

Adjusted EBITDA for the quarter ended June 30, 2006, before charges totaling $2.1 million, was $32.6 million compared to $31.7 million in 2005. The increase was primarily from higher product prices. A reconciliation of adjusted EBITDA to EBITDA and EBITDA to net income is attached to this press release.

The net loss for the six months ended June 30, 2006 was $1.0 million compared to net income for the prior year of $4.8 million. The net loss for 2006 included pre-tax charges totaling $20.7 million relating to the company’s initial public offering, the sale of Alorton, plant closures and restructuring. Adjusted net income, after excluding such charges, was $11.7 million for the six months ended June 30, 2006 as compared to adjusted net income of $5.9 million in 2005. A reconciliation of adjusted net income to net income is attached to this press release.

Adjusted EBITDA through June 30, 2006, before charges totaling $6.3 million relating primarily to the company’s initial public offering, the sale of Alorton, plant closures and restructuring, was

Page 2 – Koppers Reports Second Quarter 2006 Results

$60.8 million compared to $54.9 million in 2005. The increase was primarily from higher pricing. A reconciliation of adjusted EBITDA to EBITDA and EBITDA to net income is attached to this press release. Commenting on the quarter, President and CEO Walter W. Turner said, “We continue to benefit from the strong growth of our core aluminum and railroad markets. We expect these trends to continue as a result of anticipated growth in aluminum production and an increase in capital expenditures earmarked for maintenance by the country’s major railroads. For the second quarter, the company’s sales and margin performance met projections and the integration of the recently-acquired Reilly business progressed according to plan. We continue to be focused on improving profits as evidenced by the acquisition of the Reilly coal tar assets, the closure of excess plant capacity and sale of non-core businesses, and the initiation of a major carbon black plant expansion in Australia. We remain committed to enhancing shareholder value by executing our strategy of providing our customers with the highest quality products and services while continuing to focus on safety, health and environmental issues.”

Guidance

Mr. Turner continued, “We are adjusting our sales outlook for 2006 based on increasing raw material costs that are causing prices to escalate. We now expect our sales to grow in the 13% to 15% range, which is higher than the 8% to 10% range communicated during our last call. We are reaffirming our outlook for increases in adjusted EBITDA in the range of 13% to 15%.”

Shelf Registration to be Filed

The Company also announced that it is filing a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission, which, if and when declared effective, will permit the Company, from time to time, to offer and sell up to $200 million of primary common shares, debt securities and other financial instruments, as well as registering 7.5 million secondary shares. There are no specific plans in conjunction with the timing of this registration other than the expiration of lock-up restrictions. The shelf registration statement will provide the Company greater flexibility to take advantage of financing opportunities, subject to market conditions and the capital requirements of the Company.

A registration statement relating to these securities will be filed with the SEC. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A copy of the prospectus included in the registration statement may be obtained on the SEC’s website at www.sec.gov subsequent to the actual filing. In addition, the Company would file a prospectus supplement with the SEC in connection with any offering under the shelf registration statement. The information on the Company’s web site is not a part of the registration statement, the prospectus or any prospectus supplement which may be issued under the registration statement.

Page 3 – Koppers Reports Second Quarter 2006 Results

Investor Conference Call and Web Simulcast

Koppers management will conduct a conference call this morning Friday, August 4, 2006, beginning at 11:00 AM EDT to discuss the company’s performance. Interested parties may access the live audio broadcast by dialing 888-810-0248 in the US/Canada or 706-643-9697 for International, Conference ID number 3750831. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available two hours after the call’s completion at 800-642-1687 or 706-645-9291, Conference ID number 3750831. The recording will be available for replay through September 4, 2006.

The live broadcast of Koppers’ conference call will be available online: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=194019&eventID=1361822 (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field. Remove the space if one exists.)

If you are unable to participate during the live Webcast, the call will be archived on the company’s Web site at www.koppers.com, as well as www.streetevents.com and www.earnings.com, shortly after the call on August 4, 2006 and continuing through August 18, 2006.

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, Australia, China, the Pacific Rim and South Africa. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP”. For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Brian H. McCurrie at 412-227-2153 or Michael W. Snyder at 412-227-2131.

Safe Harbor Statement

This news release may contain forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the Company does business; competitive pressures; the loss of one or more key customer or supplier relationships; customer insolvencies; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost and availability of raw materials; and other economic, business, competitive, regulatory and/or operational factors affecting the business of Koppers generally.

Attachments

Page 4 – Koppers Reports Second Quarter 2006 Results

Koppers Holdings Inc.

Consolidated Statement of Operations

(In millions except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Net sales	$297.9	$266.3	$562.5	$498.3
Operating expenses:
Cost of sales	251.3	219.7	473.0	413.5
Depreciation and amortization	8.2	8.2	16.0	16.2
Selling, general and administrative	16.7	17.3	35.8	32.7

Total operating expenses	276.2	245.2	524.8	462.4

Operating profit	21.7	21.1	37.7	35.9
Other income	0.6	0.2	0.8	0.6

Income before interest expense, income taxes and minority interest	22.3	21.3	38.5	36.5
Interest expense	11.6	12.8	38.5	25.3

Income from operations before income taxes and minority interest	10.7	8.5	—	11.2
Income taxes	4.9	4.6	—	5.8
Minority interest	0.8	(0.3)	1.0	0.6

Net income (loss)	$5.0	$4.2	$(1.0)	$4.8

Earnings (loss) per common share::
Basic	$0.24	$1.49	$(0.06)	$1.64
Diluted	$0.24	$0.35	$(0.06)	$0.39

Weighted average shares outstanding (in thousands):
Basic	20,654	2,860	17,622	2,927

Diluted	20,821	12,306	17,622	12,376

Dividends declared per common share	$0.17	—	$0.96	—

Page 5 – Koppers Reports Second Quarter 2006 Results

Koppers Holdings Inc.

Condensed Consolidated Balance Sheet

(In millions)

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23.9	$26.1
Accounts receivable less allowance for doubtful accounts of $0.7 in 2006 and $0.7 in 2005	145.4	118.7
Inventories:
Raw materials	77.0	73.7
Work in process	5.2	3.4
Finished goods	77.5	61.8
LIFO reserve	(20.0)	(18.9)

Total inventories	139.7	120.0
Deferred income tax benefits	18.4	18.4
Other current assets	8.1	7.7

Total current assets	335.5	290.9
Equity in non-consolidated investments	3.1	3.0
Property, plant and equipment	525.3	512.1
Less: accumulated depreciation	(373.8)	(359.7)

Net property, plant and equipment	151.5	152.4
Goodwill	62.0	35.7
Deferred income tax benefits	40.6	38.7
Other noncurrent assets	32.3	31.1

Total assets	$625.0	$551.8

Page 6 – Koppers Reports Second Quarter 2006 Results

Koppers Holdings Inc.

Condensed Consolidated Balance Sheet

(In millions except share amounts)

	June 30, 2006	December 31, 2005
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$101.4	$77.5
Dividends payable	3.5	—
Accrued liabilities	61.6	71.2
Short-term debt and current portion of long-term debt	29.3	10.5

Total current liabilities	195.8	159.2
Long-term debt	445.8	508.9
Other long-term liabilities	78.4	78.4

Total liabilities	720.0	746.5
Minority interest	13.0	12.0
Stockholders’ deficit:
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; 0 shares issued in 2006 and 2,288,481 shares issued in 2005	—	—
Common stock, $0.01 par value per share; 40,000,000 shares authorized, 20,736,523 shares issued in 2006 and 2,945,293 shares issued in 2005	0.2	—
Capital in excess of par value	121.6	10.4
Receivable from Director for purchase of common stock	(0.6)	(0.6)
Retained deficit	(215.6)	(200.7)
Accumulated other comprehensive income (loss):
Foreign currency translation adjustment	7.5	5.3
Minimum pension liability, net of tax	(20.1)	(20.1)

Total accumulated other comprehensive loss	(12.6)	(14.8)
Treasury stock, at cost, 93,352 shares in 2006 and 22,331 shares in 2005	(1.0)	(1.0)

Total stockholders’ deficit	(108.0)	(206.7)

Total liabilities and stockholders’ deficit	$625.0	$551.8

Page 7 – Koppers Reports Second Quarter 2006 Results

Koppers Holdings Inc.

Condensed Consolidated Statement of Cash Flows

(In millions)

	Six Months Ended June 30,
	2006	2005
	(Unaudited)
Cash provided by (used in) operating activities	$(4.4)	$13.6
Cash provided by (used in) investing activities:
Capital expenditures	(9.4)	(8.3)
Acquisitions	(40.0)	(5.8)
Net cash proceeds from divestitures and asset sales	2.1	0.2

Net cash used in investing activities	(47.3)	(13.9)
Cash provided by (used in) financing activities:
Borrowings from revolving credit facilities	147.5	134.0
Repayments of revolving credit facilities	(140.3)	(139.7)
Borrowings from long-term debt	53.1	6.6
Repayments of long-term debt	(111.9)	(3.8)
Dividends paid	(10.3)	—
Payment of deferred financing costs	(0.8)	—
Issuance of common stock	121.8	—
Repurchases of common stock	—	(0.3)
Stock issuance costs	(9.4)	—

Net cash provided by (used in) financing activities	49.7	(3.2)
Effect of exchange rate changes on cash	(0.2)	(0.5)

Net decrease in cash	(2.2)	(4.0)
Cash and cash equivalents at beginning of year	26.1	41.8

Cash and cash equivalents at end of period	$23.9	$37.8

Page 8 – Koppers Reports Second Quarter 2006 Results

Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the Company’s businesses for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Dollars in millions)
Net sales:
Carbon Materials & Chemicals	$183.8	$156.5	$339.0	$301.4
Railroad & Utility Products	114.1	109.8	223.5	196.9

Total	$297.9	$266.3	$562.5	$498.3
Gross margin (after depreciation and amortization):
Carbon Materials & Chemicals	14.7%	15.6%	14.7%	15.4%
Railroad & Utility Products	10.1%	12.8%	10.6%	11.2%

Total	12.9%	14.4%	13.1%	13.8%
Adjusted gross margin (1):
Carbon Materials & Chemicals	14.7%	16.8%	14.7%	16.0%
Railroad & Utility Products	11.6%	13.1%	11.7%	11.4%

Total	13.5%	15.3%	13.5%	14.2%
Operating profit:
Carbon Materials & Chemicals	$16.1	$12.4	$26.8	$23.4
Railroad & Utility Products	5.8	8.8	11.0	12.4
All Other	(0.2)	(0.1)	(0.1)	0.1

Total	$21.7	$21.1	$37.7	$35.9
Adjusted operating profit (2):
Carbon Materials & Chemicals	$16.4	$14.3	$28.6	$25.3
Railroad & Utility Products	7.6	9.1	15.5	12.7
All Other	(0.2)	(0.1)	(0.1)	0.1

Total	$23.8	$23.3	$44.0	$38.1

(1)	For the second quarter of 2006, excludes $1.5 million for Railroad & Utility Products for the loss on sale of Alorton and $0.3 million for restructuring and related charges associated with Railroad & Utility Products plant closures and asset impairments. For the second quarter of 2005, excludes $1.9 million for the NZCC charges for Carbon Materials & Chemicals and $0.3 million for impairment charges for Railroad & Utility Products. For the six months ended June 30, 2006, excludes $1.5 million for Railroad & Utility Products for the loss on sale at Alorton, $1.0 million for restructuring and related charges associated with plant closures and asset impairments for Railroad & Utility Products and $0.2 million for Railroad & Utility Products for the Grenada verdict. For the six months ended June 30, 2005, excludes $1.9 million for the NZCC charges for Carbon Materials & Chemicals and $0.3 million for impairment charges for Railroad & Utility Products.
(2)	For the second quarter of 2006, excludes the items listed in (1) above and also excludes S,G&A of $0.3 million for severance charges for Carbon Materials & Chemicals. For the second quarter of 2005, excludes the items listed in (1) above. For the six months ended June 30, 2006 excludes the items listed in (1) above and also excludes S,G&A of $1.5 million for each of Carbon Materials & Chemicals and Railroad & Utility Products for the buyout of the Saratoga advisory services contract, $0.4 million of severance charges for Railroad & Utility Products and $0.3 million of severance charges for Carbon Materials & Chemicals. For the six months ended June 30, 2005, excludes the items listed in (1) above. S,G&A expenses for the three and six months ended June 30, 2006 include legal expenses related to toxic tort litigation for Railroad & Utility Products, while SG&A expenses for the three and six months ended June 30, 2005 include legal expenses related to anti-trust litigation for Carbon Materials & Chemicals.

Page 9 – Koppers Reports Second Quarter 2006 Results

KOPPERS HOLDINGS INC.

RECONCILIATION OF NET INCOME AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Net Income (loss)	$5.0	$4.2	$(1.0)	$4.8

Charges impacting pre-tax income (1)
Plant closings and restructuring	0.6	0.3	1.6	0.3
Grenada verdict	—	—	0.2	—
Saratoga advisory services contract buyout	—	—	3.0	—
Call premium on bonds	—	—	10.1	—
Bond consent fees and deferred financing write-off	—	—	4.3	—
Loss on sale of Alorton	1.5	—	1.5	—
New Zealand Commerce Commission (“NZCC”) charges (2)	—	1.9	—	1.9

Total charges above impacting pre-tax income	2.1	2.2	20.7	2.2
Charges impacting net income, net of tax benefit at 39%	1.3	2.1	12.7	2.1
Impact on minority interest	—	(1.0)	—	(1.0)

Adjusted net income	$6.3	$5.3	$11.7	$5.9

(1)	Cost of sales for the second quarter of 2006 includes $1.5 million for the loss on sale of Alorton and $0.3 million for restructuring and related charges associated with plant closures and asset impairments. S,G&A for the three months ended June 30, 2006 includes $0.3 million for severance charges. Cost of sales for the second quarter of 2005 includes $1.9 million for the NZCC charges and $0.3 million for impairment charges. Cost of sales for the six months ended June 30, 2006 includes $1.5 million for the loss on sale at Alorton, $1.0 million for restructuring and related charges associated with plant closures and asset impairments and $0.2 million for the Grenada verdict. S,G&A for the six months ended June 30, 2006 includes $3.0 million for the buyout of the Saratoga advisory services contract and $0.6 million for severance charges. Interest expense for the six months ended June 30, 2006 includes $10.1 million for call premium, $1.1 million for bond consent fees and $3.2 million for write-off of deferred financing costs. Cost of sales for the six months ended June 30, 2005 includes $1.9 million for the NZCC charges and $0.3 million for impairment charges.
(2)	The penalty is a non-deductible expense for tax purposes.

KOPPERS HOLDINGS INC.

RECONCILIATION OF BASIC EARNINGS PER SHARE AND ADJUSTED BASIC EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Net Income (loss)	$5.0	$4.2	$(1.0)	$4.8

Adjusted net income (from above)	$6.3	$5.3	$11.7	$5.9

Denominator for basic earnings per share (000s)	20,654	2,860	17,622	2,927
Denominator for adjusted basic earnings per share (000s) (1)	20,643	20,643	20,643	20,643

Earnings (loss) per share:
Basic earnings (loss) per share	$0.24	$1.49	$(0.06)	$1.64
Adjusted basic earnings per share	$0.31	$0.26	$0.56	$0.29

(1)	Based upon actual shares outstanding at June 30, 2006.

Page 10 – Koppers Reports Second Quarter 2006 Results

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Net Income	$5.0	$4.2	$(1.0)	$4.8
Interest expense	11.6	12.8	38.5	25.3
Depreciation and amortization	8.2	8.2	16.0	16.2
Income tax provision	4.9	4.6	0.0	5.8

EBITDA	29.7	29.8	53.5	52.1
Minority interest	0.8	(0.3)	1.0	0.6

EBITDA with minority interest	30.5	29.5	54.5	52.7

Unusual items impacting net income (1)
Plant closings and restructuring	0.6	0.3	1.6	0.3
Grenada verdict	—	—	0.2	—
Saratoga advisory services contract buyout	—	—	3.0	—
Loss on sale of Alorton	1.5	—	1.5	—
New Zealand Commerce Commission charges	—	1.9	—	1.9

Adjusted EBITDA with minority interest	$32.6	$31.7	$60.8	$54.9

(1)	Cost of sales for the second quarter of 2006 includes $1.5 million for the loss on sale of Alorton and $0.3 million for restructuring and related charges associated with plant closures and asset impairments. S,G&A for the second quarter of 2006 includes $0.3 million for severance charges. Cost of sales for the second quarter of 2005 includes $1.9 million for the NZCC charges and $0.3 million for impairment charges. Cost of sales for the six months ended June 30, 2006 includes $1.5 million for the loss on sale at Alorton, $1.0 million for restructuring and related charges associated with plant closures and asset impairments and $0.2 million for the Grenada verdict. S,G&A for the six months ended June 30, 2006 includes $3.0 million for the buyout of the Saratoga advisory services contract and $0.6 million for severance charges. Cost of sales for YTD 2005 includes $1.9 million for the NZCC charges and $0.3 million for impairment charges.

Koppers believes that adjusted net income and adjusted EBITDA provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.